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                                                                      EXHIBIT 15



January 19, 1994


Southdown, Inc.
1200 Smith Street
Houston, Texas

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Southdown, Inc. and subsidiary companies for the periods ended March 31, 1993 and 1992, June 30, 1993 and 1992 and September 30, 1993 and 1992, as indicated in our reports dated April 21, 1993, August 9, 1993 and November 1, 1993, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 1993, June 30, 1993 and September 30, 1993, are being used in Amendment No. 2 to Registration Statement No. 33-51131.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933 (the "Act"), are not considered a part of Amendment No. 2 to Registration Statement No. 33-51131 prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.



DELOITTE & TOUCHE